EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made on the 11th day of March, 2015, by and between Tumi, Inc., a New Jersey corporation (the “Company”) and Peter L. Gray (“Executive”).
In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending to be legally bound, hereby agree as follows:

1.
Employment. The Company agrees to continue to employ Executive, and Executive agrees to continue to be employed, upon the terms and conditions set forth in this Agreement, for the period beginning as of a date hereof (the “Effective Date”) until Executive’s employment is terminated pursuant to the terms set forth in this Agreement (the “Employment Period”). Executive acknowledges and agrees that his employment is “at-will” and may be terminated at any time, subject to any severance payments which may be payable under Section 4 or 5 hereof.

2.	Position and Duties.

(a)
During the Employment Period, Executive shall serve as the Executive Vice President and General Counsel of the Company, of Tumi Holdings, Inc. (“Holdings”) and, as deemed appropriate by the Company, of the Company’s Affiliates (as defined below), and shall have the normal duties, responsibilities, functions and authority of such positions, subject to the powers of the board of directors of Holdings (the “Board”) to expand or limit such duties, responsibilities, functions and authority and to override actions of officers of the Company.

(b)
During the Employment Period, Executive shall report to the Chief Financial Officer and Executive Vice President or the person or persons designated by the Chief Financial Officer and Executive Vice President, and shall devote Executive’s best efforts and Executive’s full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. Executive shall perform Executive’s duties, responsibilities and functions to the Company, Holdings and any subsidiaries and/or any affiliated companies of the Company to the best of Executive’s abilities and in a diligent, trustworthy, businesslike and efficient manner. Holdings and its subsidiaries and other affiliated companies, other than the Company, are referred to hereinafter collectively as the “Company’s Affiliates.”

3.	Compensation, Benefits and Bonuses.

(a)
Commencing on the Effective Date, Executive’s base salary shall be $402,000 per annum (as adjusted from time to time as the Board may determine). The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement. The Executive’s Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices; provided, however, that Executive’s Base Salary for any partial year shall be pro-rated based upon the number of days elapsed in such year.

(b)
During the Employment Period, the Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c)
In addition to the Base Salary, Executive will be eligible for an annual target bonus of forty-five percent (45%) of Executive’s Base Salary, which annual bonus shall be determined in the discretion of the Board based upon Executive’s performance and the Company’s achievement of budgetary and other objectives set by the Board in accordance with Holdings’ or the Company’s annual bonus plan (the “Annual Bonus”).

(d)
During the Employment Period, Executive shall be entitled to (i) a monthly automobile allowance of $1,000 payable on the last day of each month, (ii) such other benefits approved by the Board and made available generally to the Company’s senior management, in each case consistent with the coverage provided to Executive as of the Effective Date, and (iii) such other benefits that the Company provides, generally, to or for the benefit of the Company’s employees (including, without limitation, medical and hospitalization insurance coverage, and participation in the Company’s 401(k) retirement plan), subject to the eligibility and participation requirements of applicable plans; provided, however, nothing contained herein shall limit the right of the Company to amend or terminate any such plans or benefits at any time.

(e)	All amounts payable to Executive as compensation hereunder shall be subject to all required withholding by the Company.

(f)
In the event that any amount or benefit that may be paid or otherwise provided to or in respect of Executive by the Company or the Company’s Affiliates, whether pursuant to this Agreement or otherwise, is or may become subject to the tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, (the “Code”) the provisions of Exhibit C attached hereto shall be applicable.

4.
Termination of Employment Absent a Change in Control. In the event Executive ceases to be employed by the Company for any reason other than a termination by the Company without Cause (as defined below), Executive shall only be entitled to receive Executive’s Base Salary through the date on which the Employment Period terminates (the “Accrued Obligations”), and Executive shall not be entitled to any other salary, compensation or benefits from the Company or any Company Affiliate. If the Company terminates the Executive’s employment other than for Cause, and no benefits are payable to the Executive pursuant to Section 5 hereof, and Executive delivers to the Company a general release of all claims against the Company and the Company’s Affiliates in substantially the form annexed hereto as Exhibit A (a “Release of Claims”) that becomes effective and irrevocable within sixty (60) days, then in addition to the Accrued Obligations, the Company shall provide Executive with the following:

(a)
Severance. Executive shall be entitled to receive severance equal to (i) twelve (12) months of the Executive’s then-current Base Salary payable in equal installments over twelve (12) months from the date of termination in accordance with the Company’s general payroll practices, less applicable withholdings and beginning (with a catch-up for missed payments) on the first payroll date occurring after sixty (60) days after the date of termination and (ii) an amount equal to Executive's bonus actually earned for the year of termination based on Company performance for such full year, but without regard to any requirement that the Executive be employed through the last day of the year or the date of payment, and prorated for the portion of the year through the date of termination, payable in a lump sum within thirty (30) days after the Company has determined whether any such bonus was earned but no later than March 15 of the year following the date of termination (less applicable withholdings) (the “Pro Rata Bonus”).

(b)
Continued Healthcare. The Company shall directly pay Executive monthly an amount equal to the premium that Executive would pay for coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s covered dependents for a period equal to the shorter of (i) twelve (12) months following the Executive’s termination of employment and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). The first payment shall be made on the first payroll date after sixty (60) days after the termination date and shall include any missed payments.

5.
Termination Following a Change in Control. If within twenty-four (24) months following a Change in Control, (i) the Company terminates the Executive’s employment other than for Cause or (ii) Executive terminates his employment for Good Reason, and (iii) Executive delivers a Release of Claims that becomes effective and irrevocable within sixty (60) days, then in addition to any Accrued Obligations, the Company shall provide Executive with the following:

(a)
Severance. Executive shall be entitled to receive an amount equal to the sum of (i) twenty-four (24) months of Executive’s then-current Base Salary and (ii) two (2) times the Executive’s target Annual Bonus, in each case, payable in a lump sum, less applicable withholdings, on the first payroll date after sixty (60) days after the termination of employment.

(b)
Continued Healthcare. The Company shall directly pay Executive an amount equal to the premium that Executive would pay for coverage under COBRA for Executive and Executive’s covered dependents for a period equal to the shorter of (i) the twenty-four (24) months following the Executive’s termination of employment and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). The first payment shall be made on the first payroll date after sixty (60) days after the termination date and shall include any missed payments.

(c)
Equity Awards. Each outstanding and unvested equity award, including, without limitation, each stock option and restricted stock award, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of the number of unvested shares underlying Executive’s equity awards at the date of termination of employment. In the case of performance-based equity awards, any performance conditions imposed with respect to such awards shall be deemed to be achieved at the target performance level.

6.	Additional Severance Terms.

(a)
Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, fringe benefits and other compensation hereunder which accrue or become payable after the termination of the Employment Period shall cease upon such termination (other than those expressly required under applicable law, such as COBRA). The Company may offset any amounts Executive owes the Company or the Company’s Affiliates against any amounts the Company or the Company’s Affiliates owe Executive hereunder. In the event that Executive materially breaches his obligations under Sections 7, 8, 9, or 10 hereof, he shall forfeit his right to receive any further severance amounts payable (other than Accrued Obligations) pursuant to Section 4 or 5, as applicable. The Company retains the right to set off, claw back and recoup any amounts in accordance with the requirements of Section 304 of the Sarbanes Oxley Act and any generally applicable policy adopted by the Company under Section 954 of the Dodd-Frank Act.

(b)
Notwithstanding anything herein to the contrary, the Executive shall not be entitled to severance benefits under any other Company agreement, arrangement, policy or practice relating to Executive’s termination of employment with the Company, other than as specifically provided in any equity grant. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment.

(c)
Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or the Company’s Affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations, provided, however, that such deemed resignation shall not be construed to deny Executive any benefits otherwise due under this Agreement.

7.
Confidential Information: Return of Company Property. Executive acknowledges that the information, observations and data (including trade secrets) obtained by Executive while employed by the Company (including since commencing employment with the Company prior to the Effective Date) concerning the business or affairs of the Company and the Company’s Affiliates (“Confidential Information”) are the property of the Company and/or the Company’s Affiliates. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for Executive’s own purposes any Confidential Information without the prior written consent of the Board unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company and/or the Company’s Affiliates which he may then possess or have under his control.

8.
Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of the Company’s Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and/or the Company’s Affiliates (“Work Product”) belong to the Company or to one or more of the Company’s Affiliates. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

9.
Non-Compete, Non-Solicitation. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of Executive’s employment with the Company, he shall become familiar with the trade secrets of the Company and the Company’s Affiliates and with other Confidential Information concerning the Company and the Company’s Affiliates, and that his services have been and shall be of special, unique and extraordinary value to the Company and to the Company’s Affiliates. Therefore, Executive agrees that:

(a)
during the Employment Period and for a period of twelve (12) months thereafter (the “Noncompete Period”). Executive shall not, within the United States, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or the Company’s Affiliates or any business in which the Company or any of the Company’s Affiliates has entertained discussions or has requested and received information relating to the acquisition of such business by the Company and the Subsidiaries prior to the termination of the Employment Period;

(b)
during the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of the Company’s Affiliates to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company and/or any of the Company’s Affiliates and any employee thereof, (ii) hire any person who was an employee of the Company or any or any of the Company’s Affiliates within 180 days prior to the time such employee was hired by Executive, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of the Company’s Affiliates to cease doing business with the Company or such Affiliate or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of the Company’s Affiliates, or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of the Company or any of the Company’s Affiliates and with which the Company and/or or any of the Company’s Affiliates has entertained discussions or has requested and received information relating to the acquisition of such business by the Company or any of the Company’s Affiliates in the two-year period immediately preceding the Executive’s termination of employment.;

(c)
if, at the time of enforcement of this Section 9, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law;

(d)
in the event of the breach or a threatened breach by Executive of any of the provisions of this Section 9, the Company and/or one or more of the Company’s Affiliates, as the case may be, in addition and supplementary to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, Executive agrees that, in the event of an alleged breach or violation by Executive of this Section 9, the applicable period shall be tolled until such breach or violation has been duly cured; and

(e)
the provisions of this Section 9 are in consideration of: (i) employment with the Company and (ii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Section 7, Section 8 and this Section 9 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to the Company of the non-enforcement of Section 7, Section 8 and/or this Section 9 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. In addition, Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

10.
Non-Disparagement. Executive agrees that Executive shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders or employees, either publicly or privately. Nothing in this Section 10 shall have application to any evidence or testimony required by any court, arbitrator or government agency.

11.
Executive’s Representations. Executive hereby represents and warrants to the Company, that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement, confidentiality agreement or any similar agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

12.	Survival. The provisions of this Agreement which imply survival shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

13.
Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to the Company:
Tumi, Inc.
1001 Durham Avenue
South Plainfield, NJ 07080
Telephone: (908) 756-4400
Facsimile: (908) 222-7878
Attention: General Counsel

Notices to Executive:
At the address shown on the records of the Company
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

14.
Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.
Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including without limitation those portions of the Executive’s offer letter dated December 2, 2013, which relate to matters addressed herein.

16.
No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

17.	Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

18.
Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective heirs, successors and assigns except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company.

19.
Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

20.
Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board), its successors and assignees, and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

21.
Arbitration. Except with respect to any dispute or claim under Section 7, Section 8 or Section 9 hereof (which may be pursued in any court of competent jurisdiction as specified below and with respect to which each party shall bear the cost of its own attorneys’ fees and expenses except as otherwise required by applicable law), each party hereto agrees that the arbitration procedure set forth in Exhibit B hereto shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations acknowledged and agreed to in this Agreement and the employment of Executive by the Company and the Company’s Affiliates (including, without limitation, disputes and claims regarding employment discrimination, sexual harassment, termination and discharge), whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement. The parties agree that the result of any arbitration hereunder shall be final, conclusive and binding on all of the parties hereto. Nothing in this Section 21 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined in Exhibit B hereto). Each party hereto hereby irrevocably submits to the jurisdiction of any United States District Court or state court of competent jurisdiction sitting in Newark, New Jersey, and agrees that such court shall be the exclusive forum with respect to any dispute or claim under Section 7, Section 8 or Section 9 hereof and for the enforcement of any Final Determination. Each party hereto irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum. Each party hereto further agrees that each other party hereto may initiate litigation in any court of competent jurisdiction to execute any judicial judgment enforcing a Final Determination.

22.	Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)
“Cause” means (i) Executive’s gross negligence or willful misconduct in the performance of the duties and services required of Executive pursuant to this Agreement; (ii) Executive’s conviction of, or plea of guilty or nolo contendre to, a felony or crime involving moral turpitude (or any similar crime in any jurisdiction outside the United States); (iii) Executive’s willful refusal to perform the duties and responsibilities required of Executive under this Agreement or as lawfully directed by the Board which remains uncorrected for thirty (30) days following written notice to Executive by the Company of such breach; (iv) Executive’s material breach of any provision of this Agreement or the Company’s policies on confidentiality, nondisclosure, conflicts of interest, discrimination or harassment, which remains uncorrected for thirty (30) days following written notice to Executive by the Company of such breach; (v) any act of fraud, embezzlement, material misappropriation or dishonesty committed by Executive against the Company; or (v) misconduct tending to bring the Company and/or any of the Company’s Affiliates into substantial public disgrace or disrepute. For purposes of this

Agreement, an act or failure to act shall be considered “willful” only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in the best interests of the Company.

(b)A “Change in Control” shall be deemed to have occurred on the date upon which any of the following events shall occur, provided that such event is within the meaning of U.S. Treasury Regulations 1.409A-3(i)(5):

(i)
any Person (as defined below) other than the Initial Investor (as defined below) becomes the beneficial owner directly or indirectly (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of more than 50% of Tumi Holdings, Inc.’s then outstanding voting securities (measured on the basis of voting power);

(ii)
there is consummated a merger or consolidation, other than (i) a merger or consolidation immediately following which the voting securities of Tumi Holdings, Inc. outstanding immediately prior thereto continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Tumi Holdings, Inc., at least 50% of the combined voting power of the voting securities of Tumi Holdings, Inc., such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of Tumi Holdings, Inc. (or similar transaction) in which no Person other than the Initial Investor acquires more than 50% of the combined voting power of Tumi Holdings, Inc.’s then outstanding securities;

(iii)
individuals who, as of the Effective Date, constituted the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Tumi Holdings, Inc.’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iv)
the stockholders of Tumi Holdings, Inc. approve a plan of complete liquidation or dissolution of Tumi Holdings, Inc. or there is consummated an agreement for the sale or disposition by Tumi Holdings, Inc. of all or substantially all of its assets.

Notwithstanding the foregoing, (A) a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Tumi Holdings, Inc. immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Tumi Holdings, Inc. immediately following such transaction or series of transactions, and (B), a “Change in Control” must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5). For purposes of this definition, "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (a) Tumi Holdings, Inc. or any of its subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of Tumi Holdings, Inc. or any of its subsidiaries, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the stockholders of Tumi Holdings, Inc. in substantially the same proportions as their ownership of shares of Tumi Holdings, Inc.’s stock. For purposes of this definition, “Initial Investor” shall mean any limited partnership or other collective investment vehicle arranged by Doughty Hanson & Co Limited, any wholly-owned direct or indirect subsidiaries of Doughty Hanson & Co Limited and any nominee of, or nominee for any co-investment scheme for employees of subsidiaries of, Doughty Hanson & Co Limited, in each case, other than any portfolio operating company of any of the foregoing.

(c)
“Good Reason” for an Executive’s termination of employment shall be deemed to exist in the event of Executive’s resignation from employment with the Company as a result of the occurrence, without Executive’s written consent, of any of the following: (i) a material diminution in Executive’s Base Salary; (ii) a material diminution in Executive’s position, authority or responsibilities in effect immediately prior to such change; (iii) relocation of Executive’s primary work location by more than 50 miles from its then current location, which relocation also materially increases Executive’s commute time; or (iv) a material breach of this Agreement by the Company. Notwithstanding the foregoing, Executive shall not have “Good Reason” to resign unless the condition giving rise to such resignation continues uncured by the Company more than thirty (30) days following Executive’s written notice of such condition provided to the Company within ninety (90) days of the first occurrence of such condition and such resignation is effective within thirty (30) days following the end of such notice period.

23.	Successors.

(a)
Company’s Successors. Except as set forth above, any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers an assumption agreement in compliance with this Section 23(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)
Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

24.	General 409A Compliance.

(a)	Section 409A.

(i)
Interpretation. Payments under this Agreement are intended to be in compliance with, or exempt from, the requirements of Internal Revenue Code Section 409A and this Agreement shall be interpreted accordingly.

(ii)
Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Sections 4 or 5 above unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury Regulations and other guidance promulgated thereunder (“Separation from Service”).

(iii)
Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 24 (a)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(iv)
Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31st of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)
Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

TUMI, INC.

By:	/s/ Jerome S. Griffith
	Name:	Jerome S. Griffith
	Title:	Chief Executive Officer and President

/s/ Peter L. Gray
	Name:	Peter L. Gray

EXHIBIT A

[The language in this Release may be revised to make this Release enforceable under or to reflect applicable law.]
GENERAL RELEASE
I,                     , in consideration of and subject to the performance by Tumi, Inc., a New Jersey corporation (together with its affiliates, the “Company”), of its material obligations under the Employment Agreement, dated as of             , (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.
I understand that any payments or benefits paid or granted to me under Sections 4 or 5 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Sections 4 or 5 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.

2.
Except as provided in paragraph 4 below, I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or any other federal or state law which regulates or otherwise applies to employment, including the New Jersey Conscientious Protection Act, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by paragraph 2 above.

4.
I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any federal or state claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.
In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 hereof as of the execution of this General Release.

6.
I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.
I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

8.
I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9.
Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

10.
I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, including lodging and meals, upon my submission of receipts.

11.
Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement.

12.
Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND HAVE DONE SO, OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.
I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON                 , 20__, TO CONSIDER IT, AND THE CHANGES MADE SINCE THE                  , 20__, VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

6.	THE CHANGES TO THE AGREEMENT SINCE , 20__, EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

7.	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

8.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

9.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

10.
I UNDERSTAND THAT ANY FACT, EVENT OR CIRCUMSTANCE OF WHICH I AM NOT NOW PRESENTLY AWARE AND WHICH I SUBSEQUENTLY BECOME AWARE OF, WHICH RELATES TO OR INVOLVES IN ANY MANNER, EITHER DIRECTLY OR INDIRECTLY, ANY ASPECT OF MY EMPLOYMENT AND TERMINATION OF EMPLOYMENT, WILL NOT IN ANY MANNER EFFECT THE FINALITY AND ENFORCEABILITY OF THIS GENERAL RELEASE BY THE COMPANY.

DATE:

EXHIBIT B
ARBITRATION PROCEDURE
1. Notice of Claim. A party asserting a Claim (the “Claimant”) shall deliver written notice to each party against whom the Claim is asserted (collectively, the “Opposing Party”), with a copy to the persons required to receive copies of notices under the Agreement (the “Additional Notice Parties”), specifying the nature of the Claim and requesting a meeting to resolve same. The Additional Notice Parties shall be given reasonable notice of and invited and permitted to attend any such meeting. If no resolution is reached within 10 business days after delivery of such notice, the Claimant or the Opposing Party may, within 45 days after giving such notice, invoke the arbitration procedure provided herein by delivering to each Opposing Party and the Additional Notice Parties a Notice of Arbitration, which shall specify the Claim as to which arbitration is sought, the nature of the Claim, the basis for the Claim, and the nature and amount of any damages or other compensation or relief sought (a “Notice of Arbitration”). Each party agrees that no punitive damages may be sought or recovered in any arbitration, judicial proceeding or otherwise. Failure to file a Notice of Arbitration within 45 days shall constitute a waiver of any right to relief for the matters asserted in the notice of claim. Any Claim shall be forever barred, and no relief may be sought therefor, if written notice of such Claim is not made as provided above within one year of the date such claim accrues.
2. Selection of Arbitrator. Within 20 business days after receipt of the Notice of Arbitration, the Executive and the Board shall meet and attempt to agree on an arbitrator to hear and decide the Claim. If the Executive and the Board cannot agree on an arbitrator within ten business days, then they shall request the American Arbitration Association (the “AAA”) in Newark, New Jersey to appoint an arbitrator experienced in the area of dispute who does not have an ongoing business relationship with any of the parties to the dispute. If the arbitrator selected informs the parties he cannot hear and resolve the Claim within the time-frame specified below, the Executive and the Board shall request the appointment of another arbitrator by the AAA subject to the same requirements.
3. Arbitration Procedure. The following procedures shall govern the conduct of any arbitration under this section. All procedural matters relating to the conduct of the arbitration other than those specified below shall be discussed among counsel for the parties and the arbitrator. Subject to any agreement of the parties, the arbitrator shall determine all procedural matters not specified herein.
(a) Within 30 days after the delivery of a Notice of Arbitration, each party shall afford the other, or its counsel, with reasonable access to documents relating directly to the issues raised in the Notice of Arbitration. All documents produced and all copies thereof shall be maintained as strictly confidential, shall be used for no purpose other than the arbitration hereunder, and shall be returned to the producing party upon completion of the arbitration. There shall be no other discovery except that, if a reasonable need is shown, limited depositions may be allowed in the discretion of the arbitrator, it being the expressed intention and agreement of each party to have the arbitration proceedings conducted and resolved as expeditiously, economically and fairly as reasonably practicable, and with the maximum degree of confidentiality.

(b) All written communications regarding the proceeding sent to the arbitrator shall be sent simultaneously to each party or its counsel, with a copy to the Additional Notice Parties. Oral communications between any of the parties or their counsel and the arbitrator shall be conducted only when all parties or their counsel are present and participating in the conversation.
(c) Within 20 days after selection of the arbitrator, the Claimant shall submit to the arbitrator a copy of the Notice of Arbitration, along with a supporting memorandum and any exhibits or other documents supporting the Claim.
(d) Within 20 days after receipt of the Claimant’s submission, the Opposing Party shall submit to the arbitrator a memorandum supporting its position and any exhibits or other supporting documents. If the Opposing Party fails to respond to any of the issues raised by the Claimant within 20 days of receipt of the Claimant’s submission, then the arbitrator may find for the Claimant on any such issue and bar any subsequent consideration of the matter.
(e) Within 20 days after receipt of the Opposing Party’s response, the Claimant may submit to the arbitrator a reply to the Opposing Party’s response, or notification that no reply is forthcoming.
(f) No later than twenty (20) days prior to the hearing date scheduled by the arbitrator each party shall provide the other, and the arbitrator, with a list and copies of the documents upon which they may rely and/or submit as exhibits at the hearing and a list of the witnesses they may present, with a reasonably detailed summary of the testimony that each witness may give.
(g) Within 10 days after the last submission as provided above, the arbitrator shall notify the parties and the Additional Notice Parties of the date of the hearing on the issues raised by the Claim. Scheduling of the hearing shall be within the sole discretion of the arbitrator, but in no event more than 30 days after the last submission by the parties, and shall take place within 50 miles of the corporate headquarters of the Company at a place selected by the arbitrator or such other place as is mutually agreed. Both parties shall be granted substantially equal time to present evidence at the hearing. The hearing shall not exceed one business day, except for good cause shown.
(h) Within 30 days after the conclusion of the hearing, the arbitrator shall issue a written decision to be delivered to both parties and the Additional Notice Parties (the “Final Determination”). The Final Determination shall address each issue disputed by the parties, state the arbitrator’s findings and reasons therefor, and state the nature and amount of any damages, compensation or other relief awarded.
(i) The award rendered by the arbitrator shall be final and non-appealable, except as otherwise provided under the applicable Arbitration Act, and judgment may be entered upon it in accordance with applicable law in such court as has jurisdiction thereof.
4. Costs of Arbitration. As part of the Final Determination, the arbitrator shall determine the allocation of the costs and expenses of the arbitration, including the arbitrator’s fee and both parties’ attorneys’ fees and expenses, based upon the extent to which each party prevailed in the arbitration. In the event that any relief which is awarded is nonmonetary, then such costs and expenses shall be allocated in any manner as may be determined by the arbitrators.

5. Satisfaction of Award. If any party fails to pay the amount of the award, if any, assessed against it within 30 days after the delivery to such party of the Final Determination, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) prime lending rate announced by Citibank N.A. plus three hundred basis points and (ii) the maximum rate permitted by applicable usury laws. In addition, such party shall promptly reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including attorneys’ fees) reasonably incurred in seeking to collect such award or to enforce any Final Determination.
6. Confidentiality of Proceedings. The parties hereto agree that all of the arbitration proceedings provided for herein, including any notice of claim, the Notice of Arbitration, the submissions of the parties, and the Final Determination issued by the arbitrator, shall be confidential and shall not be disclosed at any time to any person other than the parties, their representatives, the arbitrator and the Additional Notice Parties; provided, however, that this provision shall not prevent the party prevailing in the arbitration from submitting the Final Determination to a court for the purpose of enforcing the award, subject to comparable confidentiality protections if the court agrees; and further provided that the foregoing shall not prohibit disclosure to the minimum extent reasonably necessary to comply with (i) applicable law (or requirement having the force of law), court order, judgment or decree, including, without limitation, disclosures which may be required pursuant to applicable securities laws, and (ii) the terms of contractual arrangements (such as financing arrangements) to which the Company or any Additional Notice Party may be subject so long as such contractual arrangements were not entered into for the primary purpose of permitting disclosure which would otherwise be prohibited hereunder.

EXHIBIT C
Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this Exhibit C will occur in the following order, unless the Executive designates a different order and such change in order is permitted under Code Sections 280G, 4999 and 409A: (1) reduction of cash payments; (2) cancellation of accelerated vesting of shares valued at full value with the last vesting shares cancelled first, (3) cancellation of accelerated vesting of shares valued under Treasury Regulation 1.280G-1 Q&A 24(c) with the last vesting shares cancelled first; (4) cancellation of accelerated vesting of options and stock appreciation rights valued without regard to Treasury Regulation 1.280G-1 Q&A 24(c) with the last vesting options or stock appreciation rights cancelled first;(5) cancellation of accelerated vesting of options and stock appreciation rights valued under Treasury Regulation 1.280G-1 Q&A 24(c) with the last vesting options or stock appreciation rights cancelled first; and (6) reduction of other payable to Executive.